Exhibit 10.4
ADOPTION AGREEMENT

TUTOR PERINI CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN

The undersigned Company acting on behalf of itself and each Participating Employer, having been duly advised by its own counsel as to the legal and tax consequences of adopting this Nonqualified Deferred Compensation Plan (the “Plan”), and having determined that adoption of this Plan as an unfunded, nonqualified deferred compensation plan (intending that the same comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended) would better enable the Company to attract and retain key personnel, HEREBY ADOPTS the attached Plan, subject to the following terms, conditions and elections, all of which are integral parts of the Plan adopted hereby:

Company Name:         Tutor Perini Corporation

Company Address:     15901 Olden Street
Sylmar, CA 91342

Plan Name:      Tutor Perini Corporation Nonqualified Deferred Compensation Plan

Effective Date of the Plan:    June 8, 2026

Additional Participating Employers (initially includes the following list of entities, which will be updated without requiring amendment to this Adoption Agreement or the Plan to include any additional Affiliates of the Company who employ or are service recipients of Eligible Participants in the future):

Becho Inc
Black Construction Corporation
Black Micro Corporation
Fisk Electric Company
Five Star Electric Corp.
Frontier-Kemper Constructors, Inc
Lunda Construction Company
Nagelbush Mechanical Inc
Perini Management Services, Inc
Roy Anderson Corp
Rudolph & Sletten Inc
Tutor Perini Building Corp
WDF Inc
Frontier-Kemper/Tutor Perini, a Joint Venture
TPC-NAN, a Joint Venture
Tutor Perini/Zachry/Parsons, a Joint Venture
Tutor Perini/O&G, a Joint Venture

Capitalized terms used in this Adoption Agreement that are defined in the Plan document attached hereto and not separately defined herein shall have the respective defined meanings set forth in the attached Plan document.

The Company acting on behalf of itself and each Participating Employer hereby elects, for purposes of this Plan, as follows (insert check mark or "X" for each desired election and fill in appropriate blanks):

I.    Pay Types from which Annual Deferral Amounts may be deferred by Participants are as follows:

Pay Type	Maximum Percentage
☒ Base Salary	80%
☒ Corporate Annual Incentive Plan (Performance Based)	90%
☒ Long Term Incentive Bonus	90%
☒ Cash Settled RSUs	90%
☒ Cash Settled PSUs	90%
☐
☐ Director RSUs
☐ Other

II.    Annual Company Matching Amounts: The Company may credit Annual Company Matching Amounts for selected Participants:

☐ Yes            ☐ No

a.Matching Contribution Formula: (select (i) or (ii) below)

(i)    ☐    Percent of Participant deferrals formula, subject to a specified limit, as follows:

(a)    ☐ Matching Contribution Rate: _____% of (specify paytype names):
         _______________________________________________
         _______________________________________________
         _______________________________________________

(b)    ☐ Matching Contribution Limit: ______% of each applicable Pay Type

(ii)    ☐ Other matching formula: ___________________________________

III.    Discretionary Contributions. The Company may credit Annual Company Discretionary Amounts for selected Participants. The amounts to be calculated in one of the following manners (select one):
a.    ☐    No Discretionary Contributions
b.    ☒    Permissible but amount discretionary
c.    ☐ Annual contribution amount or formula: _____________________________________________

IV.    Vesting.
a.    The following Vesting Schedule shall apply to all Annual Company Discretionary Amounts and to all Annual Company Matching Amounts, as follows (select one):
☐    Immediate vesting (100%) as amounts are credited
☐    Cliff vesting: 100% at the end of ____ years (commencing as specified below)
☐    Incremental annual vesting, as follows (complete chart below):

Years Completed	% of Contribution Vested
Year 0%
Year 1%
Year 2%
Year 3%
Year 4%
Year 5%
Year 6%
Year 7%
Year 8%
Year 9%
Year 10%

EXAMPLE (TBD based on specs below):

TBD at time of contribution

b.    The Vesting Commencement Date shall be determined as follows (select one):
☐    Not Applicable
☐    Years of participation – based on plan participation date
☒    Years of service – based on date of hire
☐    Age – based on date of birth
☐    Class year - (all employer contributions for the same deferral year vest at the same time regardless of crediting date)

c.    The Vesting Increase timing shall be determined as follows (select one):
☐ Not Applicable
☒ On the last day of the vesting year
☐ On the first day of the vesting year (the anniversary of the Commencement Date)

d.    The Vesting Acceleration events that will automatically vest 100% shall be determined as follows (select all that apply):
☐ Not Applicable
☐ Retirement eligibility
☒ Disability

☒ Death
☒ Change in Control
☐ Other _____________________________________________________

e.    Rehires: A former Participant who is rehired following a Termination of Employment, and who is selected for participation in accordance with the terms of the Plan, shall be treated as a new employee and new participant for purposes of determining such individual’s Vesting Commencement Date, without regard to earlier dates of hire or enrollment prior to such Termination of Employment.

V.    Retirement Eligibility Date (select all that apply):
☐ Not Applicable
☐ Age _____
☒ Age 60 plus 7 years of cumulative service
☐ Age _____ plus ____ years of plan participation
☐ Age _____ plus ____ years of cumulative service and _____ years of plan participation

VI.    Distributions.
a.In-Service Distributions ☒ Yes ☐ No
(trumped by all other distribution events)
(i)May include employer contributions:
Company Match: ☐ Yes ☐ No ☐ N/A
Company Discretionary: ☐ Yes ☐ No ☐ N/A

(ii)Type of election is (select one):
☒ Class year - each year’s balance may have a different distribution election
☐ User-created accounts (max number of accounts: _______ ) - each year’s balance is directed to one or more date-specific accounts.

(iii)Alternative forms of distribution (select all that apply):
☒ Lump Sum
☒ Annual installments for any whole number of years up to 5
☐ Other: ___________________________

(iv)The Minimum Deferral Period for vested balances, is 2 years* measured from the end of the Plan Year For example: when enrolling for the 2026 plan year, the earliest allowable In-Service Distribution date is 2/15/2029.

(*Recommend at least two years and no earlier than the time at which company contributions are 100% vested. Unvested portions at the time of the scheduled payments would be paid out upon separation from service.)

b.Retirement Distribution
(i)Type of election applies as (select one):
☐ One-time election
☒ Class year – each year’s balance may have a different distribution election
(not recommended if user-created accounts is selected for In-service distributions)

(ii)Alternative forms of distribution (select all that apply):
☒ Lump Sum
☒ Annual installments for any whole number of years up to 10
☒ Other: except any in-service distributions in progress shall continue as elected

All payments made upon Retirement shall be valued and paid six months from the retirement date or as soon as practicable thereafter.

c.Termination Distribution (or Separation Distribution if not using Retirement vs. Termination)
(i)Type of election applies as (select one):
☒ Default only (recommended)
☐ One-time election
☐ Class year – each year’s balance may have a different distribution election
(not recommended if user-created accounts is selected for In-service distributions)

(ii)Alternative forms of distribution (select all that apply):
☐ Lump Sum (recommended)
☐ Annual installments for any whole number of years up to _____
☒ Other: Lump sum except any scheduled-in-service payments in process shall continue as scheduled.

All payments made upon Termination shall be valued and paid six months from the termination/separation date or as soon as practicable thereafter.

d.Disability Distribution
(i)☐ In accordance with the participant Retirement or separation election (recommended),

Or if different from participant’s Retirement election:

(ii)Type of distribution election applies as (select one):
☒ Default only
☐ One-time election
☐ Class year – each year’s balance may have a different distribution election
(not recommended if user-created accounts is selected for In-service distributions)

Alternative forms of distribution (select all that apply):
☒ Lump Sum
☐ Annual installments for any whole number of years up to 10
☐ Other: ___________________________

e.Death Benefit Distribution (pre-commencement vs. post-commencement)

(i)Alternative forms of distribution pre-commencement of separation distribution
☐ In accordance with Participant’s separation elections, or

Or if different from Participant’s separation elections (select all that apply):

☒ Lump Sum (recommended)
☐ Annual installments for any whole number of years up to _____
☐ Other: ___________________________

(ii)Alternative forms of distribution post-commencement of separation distribution
☐ Continue in accordance with Participant’s elections

Or if different from Participant’s separation elections (select all that apply):

☐ Lump Sum (recommended)
☐ Annual installments for any whole number of years up to _____
☐ An amount to be determined by the Committee
☐ Other: ___________________________

f.Additional Supplemental Death Benefit (may require consent for life insurance)
☒ None
☐ Discretionary amount to be determined by the Committee
☐ Specified amount: _______________________________

g.Change in Control Distribution ☐ Yes ☒ No
(i)Distribution is (select one):
☐ Mandatory
☐ Optional (declinable)

(ii)Alternative forms of distribution (select all that apply):
☐ Lump Sum
☐ Annual installments for any whole number of years up to _____
☐ Other: ___________________________

h.Default Distribution (if none selected then the Default Distribution election for all events will be Lump Sum at separation from service)

(i)Alternative forms of distribution (select one):
☒ Lump Sum (recommended)
☐ Annual installments for _______ years
☐ Other: ___________________________

(ii)Time of Distribution:
☒ Separation from service (recommended)
☐ Other: ___________________________

i.Small Accounts payment
(NOTE: this is in addition to the default de minimis provision in Section 6.10 that allows the Company to pay the Participant’s vested Account Balance at any time if it does not exceed the then applicable limit of §402(g)(1)(B) of the Code and results in the termination of the Participant’s entire interest in the Plan.)
☐ None (recommended)
☒ Notwithstanding any payment election made by the Participant, if at the time any distribution becomes due and the vested balance of all installments associated with that distribution does not exceed $10,000 then the entire remaining balance of the account in pay status will be paid in a single lump sum, subject to compliance with Section 409A.

☐ Exclude InService distributions

j.The Plan’s Identification Date for purposes of determining Specified Employee status is December 31 unless a different date is specified: (for public companies only)

VII.    Disability:    The Sponsor elects that, in addition to the otherwise applicable definition of Disability under the Plan, a Participant will be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

    ☐ Yes ☒ No

VIII    Cause: If the definition for "Cause" is different than that specified in the Plan, specify the alternative definition that shall apply for purpose of this Plan: (if blank, Plan definition will apply):
    _________________________________________________________________
    _________________________________________________________________
    _________________________________________________________________

IX.    Rabbi Trust: The Sponsor elects to establish a grantor trust (rabbi trust) under the Plan:

    ☒ Yes ☐ No

X.    Governing Law: The Plan will generally be governed by federal law but the governing state law, to the extent not preempted by federal law, and in any case subject to the choice of law rules of any court before which any suit or proceeding affecting this Plan may be heard, shall be the laws of the following state (specify state):

California
(if none specified, the state under which laws the Company was formed).

IN WITNESS WHEREOF, the Company, on behalf of itself and each Participating Employer, has caused its duly authorized representative to execute this Adoption Agreement, under seal, as of the Effective Date set forth above, intending that the Company shall be bound hereby, and that each Participant, Committee Member and Record Keeper may rely hereon.

COMPANY:
Tutor Perini Corporation

By:	/s/ Anthony C. Fiore
Print Name:	Anthony Fiore
Title:	Executive Vice President, Tax and Treasurer
Duly authorized
Date:	June 2, 2026

TUTOR PERINI CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN

Preamble

This Plan is adopted as of the date and by the Company, on behalf of itself and any Participating Employers, as set forth in the attached Adoption Agreement, which is an integral part of this Plan. The Company, having been duly advised by its own counsel as to the legal and tax consequences of adopting this Plan, intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded plan maintained primarily for a select group of management or highly compensated employees who contribute materially to the management of the Company or Participating Employer, so as to qualify for all available exemptions from the provisions of Title I of ERISA and to fulfill the applicable requirements of Section 409A.

ARTICLE 1
DEFINITIONS

1.1    DEFINED TERMS. Certain words and phrases are defined when first used in later paragraphs of this Plan or in the Adoption Agreement pursuant to which this Plan was adopted. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

"Account" means, with respect to any Participant, a bookkeeping entry used as a measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan and subject to such limits, rules and procedures as the Committee from time to time may adopt under this Plan. The Committee and the Record Keeper may establish and use sub-accounts and other record keeping entries with respect to any Participant's Account, including without limitation any Deferral Account, Company Contribution Account and Company Discretionary Account applicable to such Participant.

“Account Balance” means, with respect to any Participant at any particular time, the sum at such time of such Participant's (i) Deferral Account balance, (ii) Company Matching Account balance and (iii) Company Discretionary Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

“Adoption Agreement” means the agreement pursuant to which the Company has adopted this Plan, which Adoption Agreement is incorporated herein by reference, including without limitation any terms defined therein. Adoption Agreements may be completed and/or signed using such online systems and other electronic means as the Committee or Record Keeper from time to time may designate for such purpose.

“Affiliate” means a corporation, partnership, limited liability company or other entity that is required to be considered, together with the Company, as a single employer under §414(b) of the Code (employees of controlled group of Companies) or §414(c) of the Code (employees of partnerships or limited liability companies under common control). For purposes of determining a controlled group of Companies under §414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in §1563(a)(1), (2), and (3) of the Code. For purposes of determining trades or businesses that are under common control for purposes of §414(c) of the Code, “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation §1.414(c)-2. An entity shall not be considered an “Affiliate” for any period of time prior to satisfying the controlled group or common control tests described above.

“Annual Company Discretionary Amount” means the benefit amount, if any, for any one Plan Year that is determined for a Participant in accordance with Section 3.5.

“Annual Company Matching Amount” means the benefit amount, if any, for any one Plan Year that is determined for a Participant in accordance with Section 3.4.

“Annual Deferral Amount” means that portion of a Participant's Pay Type(s) that a Participant elects to have deferred, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant's Retirement, Disability, death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount deferred in such Plan Year prior to such event.

“Base Salary” means base salary earned with respect to services performed and payable in cash, exclusive of any of the following: Bonuses, Commissions, overtime, incentive payments and other performance-based forms of compensation, director and other special fees, expense allowances and reimbursements, severance, and any other forms of compensation, earnings or payments that are not regular in frequency and form (before reductions for, contributions to or deferrals under this Plan or any other profit sharing, 401(k), pension, deferred compensation or benefit plan sponsored by the Company or any Affiliate).

“Beneficiary” means one or more persons, trusts, estates, or other entities, designated in accordance with Article 8 that are entitled to receive benefits under this Plan upon the death of a Participant.

“Beneficiary Designation Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Company to designate one or more Beneficiaries. Beneficiary Designation Forms may be completed and/or signed using such online systems and other electronic means as the Committee or Record Keeper from time to time may designate for such purpose~~.~~

“Board of Directors” shall mean the Board of Directors, Managers, Trustees or other group having the legal authority to act as the governing body of the Company.

“Bonus” means any compensation relating to services performed that is granted or awarded apart from Base Salary and Commissions and that is identified by the applicable Company or Affiliate as a “bonus” (before reductions for, contributions to or deferrals under this Plan or any other profit sharing, 401(k), pension, deferred compensation or benefit plan sponsored by the Company or any Affiliate).

“Calendar Year” means the annual period measured from January 1 to December 31.

"Cause", unless otherwise defined in the Adoption Agreement, means: (a) with respect to each Participant who has an employment agreement or separation benefits agreement containing a definition of "cause" or "for cause", said definition as set forth in such other agreement; and (b) with respect to all other Participants, and as determined in good faith by the Committee, willfully engaging in misconduct which is demonstrably and materially injurious to the Company or any Affiliate, unless the act or omission giving rise to such misconduct is done, or omitted to be done, by a Participant in good faith and with a sound reason to believe that such action or omission was in the best interest of the Company and its Affiliates.

“Change in Control” means, unless otherwise specified in the Adoption Agreement, the occurrence of one or more of the following events:

(a)any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) or “group” (as such term is used in Section 14(d) of the Exchange Act) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the voting stock of the Company;

(b)the majority of the Board of Directors consists of individuals other than incumbent directors, which term means the members of the Board of Directors on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by two-thirds of the directors who then comprised the incumbent directors shall be considered to be an incumbent director;

(c)the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or

(d)the Company transfers all or substantially all of its assets or business (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, (A) the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the Company or the Company’s ultimate parent Company if the Company is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined Company, any shares received by affiliates of such other Company in exchange for stock of such other Company) in substantially the same proportion as they owned the voting stock of the Company prior to any such transaction and (B) incumbent directors immediately prior to any such transaction continue to constitute a majority of the Board of Directors immediately after consummation of the transaction.

An event constitutes a Change in Control with respect to a Participant only if the Participant’s relationship to the affected Company satisfies the requirements of Treasury Regulation §1.409A-3(i)(5)(ii).

Notwithstanding the foregoing, if the Adoption Agreement provides for mandatory distributions upon the occurrence of a Change in Control event, then a Change in Control event shall not be deemed to occur as a result of the acquisition of Participating Employer stock by an employee benefit plan of the Company or an Affiliate.

To qualify as a Change in Control event, the occurrence of the event must be objectively determinable and any requirement that any other person or group, such as a plan administrator or compensation committee, certify the occurrence of a Change in Control must be strictly ministerial and not involve any discretionary authority. If the Adoption Agreement provides for a payment on a Change in Control, such payment shall only be made if the event specified in the Adoption Agreement also qualifies as a change in control event within the meaning of Code Section 409A (Treasury Regulation §1.409A-3(i)(5)).

To the extent permitted by the Internal Revenue Service, a Change of Control may also occur in the event of changes in ownership of a partnership and change in the ownership of a substantial portion of the assets of a partnership and the provisions set forth above respecting such changes relative to a corporation shall be applied by analogy. It is the Company's responsibility to determine whether a Change in Control has occurred and to advise the Committee and the Record Keeper accordingly.

"Change in Control Distribution" shall have the meaning set forth in Section 6.4

“Claimant” shall have the same meaning set forth in Section 10.1.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commissions”

(a)Sales Commission Compensation. A Participant earning sales commission compensation (as defined in Treasury Regulation §1.409A-2(a)(12)) is treated as providing the services to which such compensation relates only in the Company’s taxable Year in which the customer remits payment to the Company or, if applied consistently to all similarly situated Participants, the Company’s taxable Year in which the sale occurs.

(b)Investment Commission Compensation. A Participant earning investment commission compensation (as defined Treasury Regulation §1.409A-2(a)(12)) is treated as providing the services to which such compensation relates over the 12 months preceding the date as of which the overall value of the assets or asset accounts is determined for purposes of the calculation of the investment commission compensation.

It is the Company's responsibility to determine whether a Pay Type qualifies as Commissions in accordance with the foregoing requirements with respect to any Participant and to advise the Record Keeper accordingly.
"Committee" means the person(s) designated as Committee members or such other persons as the Company's Board of Directors from time to time may designate to serve as members of the Committee hereunder. In the absence of any Committee, or should the Committee be unable or unwilling to serve, the Company shall perform the duties of the Committee under this Plan.

“Company” means the entity identified as the “Company” in the Adoption Agreement pursuant to which this Plan has been adopted and may include the applicable Participating Employer as the context requires.

“Company Discretionary Account” means, with respect to any Participant (but subject in the case of each Participant to Section 3.7), an Account consisting of the sum of (i) all of the Participant's Annual Company Discretionary Amounts, plus (ii) Notional Investment Adjustments in value credited or debited thereon in accordance with Article 4 of this Plan, less (iii) all distributions from such account.

“Company Matching Account” means, with respect to any Participant (but subject in the case of each Participant to Section 3.7), an Account consisting of the sum of (i) all of the Participant's Annual Company Matching Amounts, plus (ii) Notional Investment Adjustments in value credited or debited thereon in accordance with Article 4 of this Plan, less (iii) all distributions from such account.

“Day” means a calendar day or any part thereof.

“Deferral Account” means an Account consisting of the sum of (i) all of a Participant's Annual Deferral Amounts, plus (ii) Notional Investment Adjustments in value credited or debited thereon in accordance with Article 4 of this Plan, less (iii) all distributions from such account.

“Deferral Election Form” means notice filed by a Participant with the Record Keeper specifying the amount of the Participant's Pay Type(s) to be deferred, and the time and form of distribution payments as defined in the Adoption Agreement. Deferral Election Forms may be completed and/or signed using such online systems and other electronic means as the Committee or Record Keeper from time to time may designate for such purpose.

“Disability” or “Disabled” shall mean the Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer. The Adoption Agreement may also provide that a Participant will be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or Railroad Retirement Board. The determination of Disability shall be made by the Committee in accordance with Section 409A Requirements. The Committee may require that the Participant submit to an examination by the Company or its agent to determine the existence of a Disability.

“Disability Benefit” means the benefit set forth in Section 6.3.

“Eligible Employee” means any employee of the Company or other Participating Employer who is selected to participate herein in accordance with the provisions of Article 2 hereof, and is one of a select group of management or highly compensated employees. Eligible Employee may also include selected Independent Contractors as determined in the complete and sole discretion of the Committee.

“Employee” means any individual who is employed by or providing services to the Employer. Employee means “service provider” as used in Treasury Regulation §1.409A-1(f).

“Employer” or “Participating Employer” means the Company or Affiliate who is the legal employer of the Employee or service recipient in the case of an Independent Contractor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“First Plan Year” means the period beginning on the Effective Date set forth in the Adoption Agreement and ending on December 31 immediately following the Effective Date.

"Hardship Distribution" means any distribution or waiver of deferral granted by the Committee pursuant to Article 7.

“Identification Date” for the purpose of identifying Specified Employees means each December 31 or such other date as defined in the Adoption Agreement.

“Independent Contractor” means a non-employee director or an independent contractor for whom deferred amounts will be subject to Section 409A as provided in Treasury Regulation §1.409A-1(f)(2).

"In-Service Distribution" means a distribution made pursuant to Section 6.5.

"Matching Contribution Limit" means, with respect to each Pay Type, the Maximum Contribution Limit set forth for such Pay Type in the Adoption Agreement, to be used and calculated as a limit on Annual Company Matching Amounts pursuant to Section 3.4.

"Matching Contribution Rate" means, with respect to each Pay Type, the respective percentage rate, if any, set forth in the Adoption Agreement for such Pay Type, which rate shall be used to calculate Annual Company Matching Amounts pursuant to Section 3.4, subject to the Matching Contribution Limit, if any, applicable to such Pay Type.

"Notional Investment" means any security, fund, account, sub-account, index, formula or other instrument, asset, measure or method from time to time designated by the Committee as a means to calculate the amount of any Notional Investment Adjustment.

"Notional Investment Adjustment" means earnings, gains, losses and any other adjustments made with respect to any Annual Deferral Amount, Annual Company Matching Amount or Annual Company Discretionary Amount, which adjustments are made based on the performance of a Notional Investment pursuant to Article 4.

“Notional Investment Election Form” means notice filed with the Record Keeper by or on behalf of a Participant (or his or her Beneficiaries, as provided below) specifying the allocation of the Participant's Annual Deferral Amount and how the Participant's Annual Deferral Amount, Annual Company Matching Amount and Annual Company Discretionary Amount, if any, are to be allocated under the Plan among the Notional Investments provided under the Plan. Notional Investment Election Forms may be completed and/or signed using such online systems and other electronic means as the Committee or Record Keeper from time to time may designate for such purpose. Upon the death of a Participant, for so long as such Participant's Beneficiaries retain an interest in such Participant's Account hereunder, such Beneficiaries may file Notional Investment Election Forms with respect to such Account in accordance with such policies and procedures as the Committee from time to time may specify for such purpose.

“Participant” means any Eligible Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement, a Deferral Election Form, a Notional Investment Election Form, (iv) whose signed Participation Agreement, Deferral Election Form, and Notional Investment Election Form are accepted by the Committee, and (v) who commences participation in the Plan. A spouse or former spouse (or beneficiary) of a Participant shall not be treated as a Participant in the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

"Participation Agreement" means the form established from time to time by the Committee that a Participant completes, signs and returns to the Company to become a Participant in this Plan. Participation Agreements may be completed and/or signed using such online systems and other electronic means as the Committee or Record Keeper from time to time may designate for such purpose.

“Pay Type” means the forms of compensation selected in the Adoption Agreement as eligible for deferral and for inclusion in the calculation of Annual Deferral Amounts under the Plan. References to one or more “Pay Types” with respect to any particular Calendar Year means said forms of compensation relating to services performed during such Calendar Year, whether or not paid in such Calendar Year or included on a Federal Income Tax Form W-2 for such Calendar Year (except and to the extent otherwise required under any applicable Section 409A Requirements). The Committee from time to time may adopt and amend such rules and procedures as it deems appropriate to more particularly define or classify any particular Pay Type for further clarification in the administration of this Plan.

“Permissible Change Election” means an election to change the time or form of payment of any benefit under the Plan that:

a)does not take effect until at least 12 months after the date on which such election to delay or change is made;

b)is made at least 12 months prior to the date previously scheduled for the payment affected thereby;

c)postpones the payment affected thereby for a period of not less than 5 years from the date when such payment otherwise would have been made; provided, however, that this restriction shall not apply in the case of a payment on account of a Disability, death or an Unforeseeable Emergency; and

d)does not accelerate the scheduled time for payment of any distribution, except as permitted under Section 409A Requirements.

For purposes of the foregoing, unless otherwise provided in the Adoption Agreement or otherwise required under applicable Section 409A Requirements, any distribution that a Participant elects to receive in a series of installments shall be treated as being a single payment on the date of the first installment of such series.

“Plan” means this Plan, as evidenced by the Adoption Agreement and this document, each as amended and in effect from time to time.

“Plan Year” means each Calendar Year except that the first Plan Year shall commence on the Effective Date of the Plan specified in the Adoption Agreement and end on December 31 of the same Calendar Year.

"Pre-Commencement Death Benefit" means the death benefit payable under Section 6.6.1.

"Post-Commencement Death Benefit" means the death benefit payable under Section 6.6.2.
“Record Keeper” means the party designated as the Record Keeper, as such designation may be amended from time to time in the discretion of the Committee. In the absence of any such designation, or should the Record Keeper be unable or unwilling to serve, the Company shall perform the duties of the Record Keeper under this Plan.

“Retirement” means the Termination of Employment of a Participant on or after such Participant’s Retirement Eligibility Date.

“Retirement Benefit” means the benefit set forth in Section 6.1.

“Retirement Eligibility Date” means the date when the Participant satisfies the requirements of Retirement Eligibility Date as designated in the Adoption Agreement.

“Section 409A” means Section 409A of the Code, as the same may be amended from time to time, and any successor statute thereto. References to Section 409A or any requirement under Section 409A, as the same may be interpreted, construed or applied to this Plan at any particular time, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published guidance, regulations, notices, rulings and similar announcements issued by the Internal Revenue Service or by the Secretary of the Treasury under or interpreting Section 409A, decisions by any court of competent jurisdiction involving a Participant or a beneficiary and any closing agreement made under §7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, all as determined by the Committee in good faith, which determination may (but shall not be required to) be made in reliance on the advice of such tax counsel or other tax professional(s) with whom the Committee from time to time may elect to consult with respect to any such matter.

“Section 409A Discretionary Payment Period” means with respect to any designated payment date, the period during which payments will be treated as having been made upon such designated payment date under Treasury Regulation §1.409A-3(d), providing for payments to be treated as timely if made no earlier than thirty (30) days prior to such designated payment date and no later than the end of the Calendar Year in which such designated payment date occurs, or if later, by the 15th day of the third calendar month following such designated payment date.

“Section 409A Requirement” means any requirement under Section 409A, the failure of which would result in the imposition or accrual of interest or additional taxes under Section 409A on or with respect to any income intended to be deferred under the Plan.

“Specified Employee” means, at any time when stock of the Company (or other Participating Employer as applicable) is publicly traded on an established securities market or otherwise (as determined in accordance with Section 409A Requirements), those service providers who are “specified employees” within the meaning of Section 409A. The determination shall be made consistent with all Section 409A Requirements as follows: (a) a key employee of the Company (within the meaning of Code Section 409A(a)(2)(B)) any stock of which is publicly traded on an established securities market or otherwise will be considered a key employee if the service provider meets the requirements of Code §416(i)(1)(A)(i),(ii) or (iii) (applied in accordance with the regulations thereunder and disregarding Code §416(i)(5)) at any time during the 12-month period ending on an Identification Date specified in the Adoption Agreement; (b) if a person is a key employee as of an Identification Date, the person is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the Identification Date; (c) if no alternative Identification Date is designated in the Adoption Agreement, the Identification Date shall be December 31. Whether any stock of the Company is publicly traded on an established securities market or otherwise must be determined as of the date of the Participant’s Separation from Service. The application of rules regarding “Specified Employees” to spinoffs and mergers and nonresident alien employees shall be determined pursuant to applicable guidance. It is the Company’s responsibility to elect which rules under Section 409A shall apply when determining who is a Specified Employee, to annually determine who are the Specified Employees, and to timely provide a list of Specified Employees to the Record Keeper.

“Termination Benefit” means the benefit set forth in Section 6.2.

“Termination”, “Termination of Employment” or "Separation from Service" shall be interpreted consistently with all Section 409A Requirements according to the following specifications:

(a)Employee. Any absence from service that ends the employment of an individual with the employer shall be deemed to be a Termination of Employment. However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the Company is provided whether by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six month period. The determination of whether an Employee has a Termination of Employment shall be determined pursuant to the Adoption Agreement and Treasury Regulation §1.409A-1(h). If the Adoption Agreement does not specify the percentage of average level of bona fide services to constitute a Termination of Employment, a Termination of Employment will occur once an Employee’s services decrease to 20% or less of the average level of bona fide services compared to services performed over the preceding 36 month period.

(b)Independent Contractor. An Independent Contractor is considered to have a Termination or Separation from Service upon (i) retirement as a director, or (ii) the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed if the expiration constitutes a good-faith and complete termination of the contractual relationship.

It is the Company's responsibility to determine whether there is a Termination of Employment/Separation from Service in accordance with Section 409A with respect to any Participant and to advise the Record Keeper accordingly.

“Unforeseeable Emergency” means, with respect to any particular Participant, (i) a severe financial hardship of such Participant resulting from an illness or accident suffered by such Participant, by such Participant’s spouse or by a dependent (within the meaning of §152 of the Code without regard to §152(b)(1), (b)(2) and (d)(1)(B) of the Code) of such Participant; (ii) a Participant's loss of property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. It is the Company's responsibility to determine whether there is an

Unforeseeable Emergency in accordance with Section 409A with respect to any Participant and to advise the Record Keeper accordingly.

* * * * * *

It is intended that the Plan shall conform with all applicable Section 409A Requirements. Accordingly, in interpreting, construing or applying any of the foregoing definitions or any of the terms, conditions or provisions of the Plan, the same shall be construed in such manner as shall meet and comply with Section 409A Requirements then applicable thereto, and in the event of any inconsistency with any Section 409A Requirements, the same shall be reformed so as to meet such Section 409A Requirements to the fullest extent then permitted without penalty (and without imposition or accrual of interest or additional taxes) under Section 409A.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1    SELECTION. Participation in the Plan shall be limited to Eligible Employees, as determined by the Committee in its sole discretion. Any action so taken with respect to any particular Participant or group of Participants shall not imply a right on the part of any other Participant or group of Participants to enroll for or receive additional benefits or amounts of benefits. The Committee may terminate the right of any existing Participant to file additional Deferral Election Forms under this Plan, and shall terminate any such right for a Participant who ceases to be one of a select group of management or highly compensated employees, or otherwise ceases to meet any of the requirements applicable to participation in this Plan. The foregoing shall not be construed to permit the discretionary termination of a Deferral Election that has become irrevocable under the terms of the Plan.

2.2    ENROLLMENT. As a condition to participate, each Eligible Employee shall complete, execute and return to the Record Keeper a Participation Agreement, a Deferral Election Form and a Notional Investment Election Form within 30 days after he or she is selected to participate in the Plan. The Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary, convenient or appropriate to carry out any of the purposes or intent of the Plan or to better assure the Plan’s compliance with Section 409A Requirements. Eligible Employees also shall submit to the Record Keeper a Beneficiary Designation Form, but receipt of the Beneficiary Designation Form within 30 days of eligibility shall not be a condition to enrollment in this Plan.

2.3    ELIGIBILITY. An Eligible Employee shall commence participation in the Plan as soon as practicable following the completion of the applicable enrollment period, assuming all enrollment requirements have been completed, including timely submission of all required enrollment documents to the Record Keeper; provided, however, that if an Eligible Employee is a former employee that has been rehired following a Termination of Employment or is a participant in another nonqualified deferred compensation plan aggregated with this Plan for purposes of Code Section 409A, such employee may not commence participation in the Plan until the first day of the following Plan Year. If an Eligible Employee fails to meet all such requirements within the period required in accordance with Section 2.2, that Eligible Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee (or its designee) of the required documents.

2.4    REHIRED EMPLOYEES. Except as otherwise required under Section 409A Requirements (or as otherwise approved by the Committee if permitted under Section 409A Requirements), a Participant who is rehired following a Termination of Employment will be treated as a new employee, without affecting or suspending any benefit payment resulting from any previous participation in this Plan or previous Termination of Employment, and without implying any right to participate further in this Plan as a result of his or her reemployment. Except as otherwise noted in the Adoption Agreement, if such former Participant is selected to become an Eligible Employee under the Plan following his or her rehiring, such Participant may not commence participation in the Plan until the first day of the Plan Year following his or her submission of all required enrollment documents to the Record Keeper, and for purposes of any applicable vesting, he or she shall be treated as a new employee and new enrollee based on his or her most recent date of hire and participation as a new Participant in this Plan.

ARTICLE 3
CONTRIBUTIONS AND CREDITS

3.1    DEFERRAL AMOUNT. For each Plan Year, a Participant may elect to defer amounts of those Pay Type(s) designated in the Adoption Agreement, using a Deferral Election Form. Any deferral election shall be subject to such limits, rules and procedures from time to time established by the Committee prior to the applicable Plan Year. In no event will the Annual Deferral Amount or the Matching Contribution Amount (if any) for any Pay Type, or for all Pay Types combined, for any particular Participant exceed the maximum amounts permitted under any applicable law.

3.2    ELECTION TO DEFER.

3.2.1    FIRST PLAN YEAR. When a Participant first enrolls to participate in the Plan, except as otherwise provided in Section 2.4 above, the Participant shall make an irrevocable deferral election by completing a Deferral Election Form for the remainder of the Plan Year in which the Participant first enrolls, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Record Keeper in accordance with Section 2.2 above and accepted by the Committee or its designee. Any election under this paragraph shall apply only on a prospective basis, and only with respect to compensation for services to be performed after the date when the election is made and final. To the extent that Bonus is included within the Pay Types available for deferrals under this Plan, such elections may include a pro-rata portion of the then-current Plan Year's Bonus, based on the number of days remaining in the applicable Bonus performance period after such election irrevocably takes effect, divided by the total number of days in said performance period. Despite the foregoing, if a Participant already is a participant under any other nonqualified account balance plan aggregated with this Plan under Code Section 409A, or if such Participant is subject to the terms of Section 2.4 above, then such Participant's first Deferral Election Form under this Plan shall contain elections only with respect to Plan Years beginning after the date when such Deferral Election Form is filed, in the same manner as contemplated for subsequent Plan Years in Section 3.2.2 below.

3.2.2    SUBSEQUENT PLAN YEARS. For each succeeding Plan Year, an irrevocable deferral election shall be made by completing a new Deferral Election Form for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, which elections shall be made by timely filing with the Committee or its designee, in accordance with its and the Committee's rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made.

3.2.3    PERFORMANCE-BASED COMPENSATION. Despite the foregoing, in the case of any Performance-Based Compensation (defined below) based on services performed over a period of at least 12 consecutive months, such election may be made no later than 6 months before the end of such performance period. Amounts to be treated as “Performance-Based Compensation” under Section 3.2.3 of this Plan must meet the following criteria at the time the election is made:

(i)The performance period is at least 12 months in length
(ii)Such compensation has not become readily ascertainable. Compensation is readily ascertainable when the amount is first both calculable and substantially certain to be paid. The performance-based compensation is bifurcated between the portion that is readily ascertainable and the amount that is not readily ascertainable. Accordingly, in general any minimum amount that is both calculable and substantially certain to be paid will be treated as readily ascertainable;
(iii)The compensation must be contingent on the satisfaction of pre-established organizational or individual performance criteria (established in writing no later than 90 days after the beginning of the service period);
The term Performance-Based Compensation includes payments based upon subjective performance criteria, provided that the subjective performance criteria are bona fide and relate to the performance of the Eligible Employee, a group of employees that includes the Eligible Employee, or a business unit for which the Eligible Employee provides services (which may include the entire organization), and the determination that any subjective performance criteria have been met is not made by the Eligible Employee or a family member of the Eligible Employee (as defined in §267(c)(4) of the Code applied as if the family of an individual includes the spouse or any member of the family), or a person under the effective control of the Eligible Employee or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Eligible Employee or such a family member.
It is the Company's responsibility to determine whether a Pay Type qualifies as Performance-Based Compensation in accordance with the foregoing requirements with respect to any Participant and to advise the Record Keeper accordingly.

1.2.4CHANGES. Deferral Election Forms filed prior to their applicable filing deadline hereunder may be changed, until such filing deadline occurs, by filing an updated or amended Deferral Election Form in accordance with the foregoing requirements.

3.3    WITHHOLDING OF ANNUAL DEFERRAL AMOUNTS. For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payroll in approximately equal amounts, as adjusted from time to time for increases and decreases in Base Salary, unless otherwise determined in the complete and sole discretion of the Committee. Deferrals of all other Pay Types that are included in the Annual Deferral Amount shall be withheld at the time each such Pay Type is or otherwise would be paid to the Participant, as determined in the complete and sole discretion of the Committee, whether or not this occurs during the Plan Year itself, subject to compliance with all applicable Section 409A Requirements.

3.3.1FINAL PAYROLL PERIOD. Compensation payable after the last day of the Plan Year solely for services performed during the payroll period containing the last day of the Plan Year (the final payroll period) is treated as compensation for services performed in the subsequent Plan Year in which the payment is made. This subsection does not apply to any Compensation paid during such period for services performed during any period other than such final payroll period, such as a payment of an annual bonus.

3.4    ANNUAL COMPANY MATCHING AMOUNT. If the Company shall elect in the Adoption Agreement to make Annual Company Matching Amounts, then in each Plan Year, for so long as a Participant remains actively employed by the Company or other Participating Employer and continues to be a Participant in this Plan, the Company shall credit to such Participant's Account an Annual Company Matching Amount, such amount to be calculated in the manner and on the Match Crediting Dates set forth in the Adoption Agreement, up to (and not exceeding) in each Plan Year the Matching Contribution Limit, if any, applicable thereto. Annual Company Matching Amounts shall be credited in each instance as of the applicable Match Crediting Date designated in the Adoption Agreement, such amounts to be determined by the Company as soon as practicable, but not later than 60 days after each applicable Match Crediting Date.

3.5    ANNUAL COMPANY DISCRETIONARY AMOUNTS. The Company, in its discretion, may credit additional amounts to the Company Discretionary Account of any Participant or group of Participants. No such contribution to a Participant or group of Participants shall imply any right on the part of other Participants to receive a similar contribution, nor are such contributions required to be uniform with respect to the Participants for whom they are made.

3.6    FICA/FUTA AND OTHER TAXES. For each Plan Year in which a Participant elects an Annual Deferral Amount, the Participant's Employer shall ratably withhold, from that portion of the Participant's wages, salary, bonus or other compensation that is not being deferred, the Participant's share of taxes under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act ("FICA/FUTA Taxes") and any other taxes on deferred amounts which may be required or appropriate. If necessary, the Committee shall reduce the Annual Deferral Amount in order to comply with this paragraph. In addition, as balances with Company Matching Accounts and Company Discretionary Accounts, if any, become vested pursuant to Article 5, to the extent that such amounts are subject to FICA/FUTA Taxes or any other taxes, the Participant’s Employer shall withhold from the Participant’s wages, salary, bonus or other compensation for the year in which such vesting occurs the Participant’s share of FICA/FUTA taxes and such other taxes on the amounts that have vested in such year, all to the extent necessary and appropriate to satisfy such tax obligations. If necessary, the Committee shall reduce the Annual Deferral Amount for the year in which FICA/FUTA or other taxes are due or the Participant’s Account, if other payments or deferrals are insufficient, in order to comply with this paragraph.

3.7    FOR CAUSE TERMINATIONS. Despite anything to the contrary in this Plan, if the Committee in good faith determines that a Participant has caused or incurred a Termination of Employment for Cause, then such Participant's Company Discretionary Account and such Participant's Company Matching Account (including both vested and unvested balances thereof) automatically shall be forfeited in their entirety, subject to compliance with all applicable laws.

ARTICLE 4
ALLOCATION OF FUNDS

4.1    CREDITING/DEBITING OF ACCOUNT BALANCES. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account in accordance with this Article 4.

4.2    NOTIONAL INVESTMENT CALCULATIONS. The Committee shall designate in its sole discretion one or more Notional Investments to be used to calculate Notional Investment Adjustments to be credited or debited to Participants' Accounts, as if each Participant were making an actual investment in Notional Investments with his or her Account Balance. Notional Investments shall be used to calculate bookkeeping entries in each Participant's respective Account, and shall be utilized solely as a means to calculate and adjust Account Balances pursuant to this Plan. The Committee from time to time may delete, modify, substitute or otherwise change any Notional Investment under the Plan for any reason with respect to any future Account Balance calculations, and the Committee may impose such limits, rules and procedures governing the frequency, timing, methods and other matters pertaining to the calculation of Notional Investment Adjustments, and the use, effectiveness and application thereof, as the Committee from time to time may deem to be necessary, convenient or appropriate for purposes of administering the Plan.

4.3    ELECTION OF NOTIONAL INVESTMENTS. If the Committee shall approve more than one Notional Investment to be used with respect to any Plan Year, then each Participant shall elect, on a Notional Investment Election Form duly filed with the Record Keeper for such Plan Year, one or more Notional Investment(s) to be used to calculate the Notional Investment Adjustments to be credited or debited, as the case may be, to his or her Account under this Article 4. Each Participant shall specify, on each Notional Investment Election Form, the portions of his or her Account to be allocated to one or more Notional Investments, as if the Participant was making an actual investment in that Notional Investment with that portion of his or her Account Balance. The Committee may impose such limits, rules and procedures governing the frequency of permitted changes, timing of effectiveness, minimum and maximum amounts (if any) and other matters pertaining to Notional Investments, and the use, effectiveness and application thereof, as the Committee from time to time may deem to be necessary, convenient or appropriate for purposes of administering the Plan, including the designation of a default option in the event a Participant fails to make a valid election.

4.4    CREDITING OR DEBITING METHOD. The Participant's Account will be credited or debited, as the case may be, with the increase or decrease in the performance of each Notional Investment selected by the Participant, as though the portion of the Participant's Account Balance then was actually invested in the Notional Investments selected by the Participant, in the percentages (if more than one Notional Investment is available under this Plan) then applicable to each portion of the Participant's Account. The value of each Notional Investment shall be calculated under the Plan as of the close of business on the business day when the published or calculated value of such Notional Investment becomes effective generally, but not more frequently than once per business day. The Committee from time to time may specify such times, frequencies, methods, rules and procedures for calculating the value of any particular Notional Investment (for example, specifying that interest on money market funds shall be calculated and credited on a monthly basis).

4.5    NO ACTUAL INVESTMENT. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, each Notional Investment is to be used for measurement purposes only. A Participant's election of any Notional Investment(s), the allocation of any portion of his or her Account thereto and the use of any Notional Investment(s) to calculate any Notional Investment Adjustment in value to be credited or debited to his or her Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Notional Investment. In the event that the Company, in its own discretion, decides to invest funds in any or all of the Notional Investments, no Participant shall have any rights or interests in or to any such investment. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only, and shall not represent any actual investment made on his or her behalf by the Company. The Participant at all times shall remain an unsecured creditor of the Company.

ARTICLE 5
VESTING

5.1    VESTING OF BENEFITS. The Participant's Account Balance attributable to his or her Deferral Accounts, and Notional Investment Adjustments thereto, will always be 100% vested. Subject to Section 3.7, credits to each Participant's Company Matching Accounts, and Notional Investment Adjustments thereto, and credits to each Participant's Company Discretionary Accounts, and Notional Investment Adjustments thereto, will be vested in accordance with the provisions set forth in the Adoption Agreement.

ARTICLE 6
DISTRIBUTION OF BENEFITS

6.1    RETIREMENT BENEFIT. If a Participant shall remain (other than for intervening authorized leaves of absence) an active employee of the Company or any Affiliate until such Participant’s Retirement Eligibility Date, then upon such Participant's Retirement, the Company shall pay to such Participant a Retirement Benefit to be calculated and paid in accordance with the Adoption Agreement and the terms and conditions of this Plan.

6.2     TERMINATION BENEFIT. In the event of a Participant's Termination of Employment, either voluntarily or involuntarily the Company shall pay to the Participant a Termination Benefit to be calculated and paid in accordance with the Adoption Agreement and the terms and conditions of this Plan.

6.3     DISABILITY BENEFIT. In the event of a Participant's Disability, then upon such Participant's Disability, the Company shall, to the extent consistent with the Participant’s Deferral Election Form, pay to such Participant a Disability Benefit subject to the terms and conditions of this Plan and the Adoption Agreement. In the event of a Participant's Disability, to the extent permitted under applicable Section 409A Requirements, all deferrals following the date of Disability will cease. The Committee may require, as a condition to any right or action under this paragraph, that the Participant be examined by a duly licensed physician selected by the Company to determine or confirm the existence of such Participant's Disability.

6.4     CHANGE IN CONTROL DISTRIBUTION. If the Adoption Agreement allows for a Change in Control Distribution then in the event of a Change in Control, the Company shall, to the extent consistent with the Participant’s Deferral Election Form, pay to the Participant a Change in Control Distribution to be calculated and paid in accordance with the terms and conditions of this Plan as specified in the Adoption Agreement.

6.5    IN-SERVICE DISTRIBUTIONS. If the Adoption Agreement allows for In-Service Distributions under this Plan, then a Participant may allocate in the Deferral Election Form a portion of his or her Account Balance to be paid as a scheduled In-Service Distribution, such payment to be made at a date designated on the form in accordance with the limits defined in the Adoption Agreement. The In-Service Distribution shall be calculated and paid in accordance with the Adoption Agreement and the terms and conditions of this Plan. Despite the foregoing, if another distribution event occurs that would result in the payment of any benefit prior to an In-Service Distribution, then such other form of benefit shall be paid in lieu of such In-Service Distribution. A Participant may elect to delay the scheduled time for payment of an In-Service Distribution under this paragraph, but only if such election constitutes a Permissible Change Election. If any amount of the Account Balance that has been designated for an In-Service Distribution shall be unvested at the time an In-Service Distribution is scheduled to occur, such unvested amount instead shall remain in such Participant's Account, to be included, when and if it vests, with other amounts payable by reason of the Participant's Separation from Service.

6.6    DEATH BENEFIT

6.6.1    PRE-COMMENCEMENT DEATH BENEFIT. If a Participant dies prior to the commencement of his or her Separation from Service payment then the Company shall pay the Participant’s vested Account Balance as a Pre-Commencement Death Benefit to such Participant's Beneficiary subject to the terms and conditions of this Plan and the Adoption Agreement.

6.6.2    POST COMMENCEMENT DEATH BENEFIT. If a Participant dies after the commencement of his or her Separation from Service payment then the Company shall pay the Participant’s vested Account Balance as a Post-Commencement Death Benefit to such Participant’s Beneficiary subject to the terms and conditions of this Plan and the Adoption Agreement.

6.7    SUPPLEMENTAL DEATH BENEFIT. If specified in the Adoption Agreement, in the event that a Participant dies while actively employed by the Company or an Affiliate, in addition to the Participant’s vested Account Balance, the Company may pay an extra amount (a “Supplemental Death Benefit”) to such Participant’s Beneficiary, provided, however, that (a) the Company subsequently may elect to amend, revoke or eliminate any such Supplemental Death Benefit at any time in its discretion prior to the Participant’s death, by giving notice of such subsequent election to such Participant, (b) the Company shall have no obligation to specify any Supplemental Death Benefit with respect to any Participant, regardless of whether the Company has elected to specify any Supplemental Death Benefit with respect to any other Participant or group of participants, and (c) no Supplemental Death Benefit shall be paid with respect to a Participant if such Participant’s death occurs as a result of suicide during the twenty-four (24) calendar months beginning with the calendar month following commencement of a Participant’s enrollment in this Plan or if such Participant has made a material misrepresentation in any form or document provided by the Participant to or for the benefit of the Company or in connection with the administration of this Plan. The Committee may impose such conditions on its approval of any Supplemental Death Benefit as the Committee from time to time may elect, including without limitation requirements that the Participant consent to the Company’s purchase and ownership of insurance on his or her life (and to the naming of the Company and/or its designees as a beneficiary on any such policy), that the Participant complete an application for life insurance and submit to medical examinations relating to the underwriting of any such insurance policy, and that any such policy be underwritten and issued on terms satisfactory to the Committee. In the event that the service of the Participant is terminated by the applicable Employer for any reason other than his or her death, any right to a Supplemental Death Benefit shall thereupon terminate, and neither the Company nor the Participating Employer shall have any further obligation under this section.

6.8    PAYMENTS. A Participant's vested Account Balance shall be distributed in one or more annual installments as set forth in the Participant’s Deferral Election Form, in accordance with definitions and subject to limitations set forth in the Adoption Agreement. The amount shall be calculated by taking the amount of the Participant's vested Account Balance divided by the total number of installments (in the case of a lump sum distribution, divided by one). This amount to be valued as of the end of the day (the "Valuation Date") that is the date of the event giving rise to the distribution or such other date as reasonably determined by the Committee; provided, however, that in the case of a Specified Employee's Separation from Service, to the extent required by Section 409A, the Valuation Date for payments that would have otherwise been paid during the first six months after Separation from Service shall be delayed for a minimum of six months following Separation from Service. Payments shall be made as soon as practicable, but, in any event, within 60 days after the Valuation Date (extended, in the case of Disability or Death, by such reasonable period of time as the Committee may require to confirm the existence of such Disability or Death within the Section 409A Discretionary Payment Period). If there shall be more than one installment to be paid, then each subsequent installment shall be calculated on the anniversary of the Valuation Date (not including the six month delay for Specified Employees), by taking the Participant's Account Balance as of the close of business on such anniversary, and dividing such amount by the number of installments then remaining, with payment to be made as soon as practical, but in any event within 60 days of said anniversary. The final installment payment shall be equal to the remaining Account Balance of the Participant. In no event shall the amount of any lump sum or installment payment to a Participant exceed the remaining vested Account Balance of such Participant. For purposes of the foregoing, unless otherwise provided in the Adoption Agreement or otherwise required under applicable Section 409A Requirements, any distribution that a Participant elects to receive in a series of installments shall be treated as being a single payment on the date of the first installment of such series.

6.9    NO ACCELERATION; CHANGES; CERTAIN DELAYS. The time or schedule for payment of any distribution under the Plan may not be accelerated, except as set forth in this Plan and as permitted under applicable Section 409A Requirements. No election may be made to change the time or form of payment of any distribution under this Plan, or any installment thereof, except for a Permissible Change Election. Despite the foregoing, to the extent consistent with applicable Section 409A Requirements, the Committee may elect to delay payment of any benefit hereunder if such benefit would be fully or partially non-deductible under §162(m) of the Code, would violate securities laws, or if there is a bona fide payment dispute (but only if the applicable Participant or Beneficiary is diligently attempting to collect the applicable benefit and does not control the Company or the Committee, or control the Company's or the Committee's decisions with respect thereto); and to the extent permitted under Section 409A Requirements, the time or schedule of payment of a benefit hereunder may be accelerated:

6.9.1    to the extent that such benefit (or this Plan as it pertains thereto in the case of any particular Participant) fails to meet Section 409A Requirements, but only in an amount equal to the amount required to be included in income as a result of the failure to comply with Section 409A Requirements;

6.9.2    for payment to an individual other than a Participant, to the extent necessary to fulfill a domestic relations order as provided in Section 11.6;

6.9.3    to pay Federal Insurance Contributions Act tax imposed under §3101, §3121(a) and §3121(v)(2) of the Code, where applicable, on compensation deferred under this Plan (hereinafter, the "FICA Amount"), or to pay the income tax at source on wages imposed under §3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount, and to pay additional income tax at source on wages attributable to the pyramiding §3401 wages and taxes, but not in excess of the FICA Amount and the income tax withholding related to such FICA Amount; or

6.9.4    as more particularly provided in Section 6.10, Article 7 or Section 11.8.

6.10    DE MINIMIS AMOUNTS. Notwithstanding any other provisions of this Plan to the contrary, the Company may distribute a Participant’s vested Account Balance in a lump sum at any time if the balance does not exceed the then current limit (as indexed) under §402(g)(1)(B) of the Code and results in the termination of the Participant’s entire interest in this Plan and all other similar plans in compliance with all Section 409A Requirements.

6.11     NO DUPLICATION OF BENEFITS. This Plan is intended to provide benefits based on a Participant's Account Balance, subject to the terms and conditions hereof. Nothing in this Plan shall be construed to express or imply the right of any Participant to receive, or to have his or her Beneficiary(ies) receive, benefits in amounts exceeding in the aggregate his or her vested Account Balance, except as may be provided in Section 6.7 as a Supplemental Death Benefit.

6.12     DATE OF PAYMENT. The timing of payment hereunder shall in all events comply with all Code Section 409A Requirements. All designated payment events shall be interpreted so as to be limited to permissible payment events under Code Section 409A. Any discretion exercised by the Committee with respect to the timing of payments hereunder shall come within the Section 409A Discretionary Payment Period.

6.13    TAX WITHHOLDING AND REPORTING. The Company shall have the right to deduct any required withholding taxes from any payment made under this Plan.

ARTICLE 7
UNFORESEEABLE EMERGENCIES

7.1    APPLICATION FOR HARDSHIP DISTRIBUTION OR DEFERRAL ELECTION TERMINATION. In the event that any Participant incurs an Unforeseeable Emergency, if consistent with applicable Section 409A Requirements, such Participant may apply to the Committee for a Hardship Distribution in the form of (i) cancellation of existing Annual Deferral Amount elections for Pay Types not yet earned by such Participant, and (ii) to the extent cancellation of all such elections is insufficient to satisfy the needs resulting from such Unforeseeable Emergency, an accelerated payment (“Hardship Distribution”) of some or all of such Participant’s vested Account Balance. The Committee shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, to allow such application, in full or in part, or to refuse to make a Hardship Distribution. In the event that any

Participant receives a distribution from a plan due to an unforeseeable emergency or a hardship pursuant to Treasury Regulation §1.401(k)-1(d)(3) (or successor regulation thereto, to the extent recognized for these purposes under Section 409A Requirements), such Participant’s existing Annual Deferral Amount elections for Pay Types not yet earned by such Participant shall be cancelled for the remainder of the Plan Year.

7.2    AMOUNT OF DISTRIBUTION. In no event shall the amount of any Hardship Distribution payment exceed the lesser of: (a) the Participant's vested Account Balance, or (b) the amount determined by the Committee to be necessary to alleviate the hardship, including any taxes payable by the Participant as a result of receiving such Hardship Distribution, and which is not reasonably available from other resources of the Participant, including reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets (unless liquidation of such assets would cause severe financial hardship) or by cessation of deferrals under this Plan or other nonqualified plans in which such Participant participates, all in a manner consistent with any applicable Section 409A Requirements.

7.3    RULES ADOPTED BY COMMITTEE. The Committee shall have the authority to adopt additional rules and procedures relating to Hardship Distributions. The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee and shall be accompanied by appropriate documentation evidencing the existence and extent of the hardship consistent with Section 409A Requirements.

ARTICLE 8
BENEFICIARY DESIGNATION

8.1    BENEFICIARY. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefit under this Plan after the Participant's death. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of the Company in which the Participant participates.

8.2    BENEFICIARY DESIGNATION; CHANGE; SPOUSAL CONSENT. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form and returning it to the Record Keeper. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, then to the extent required by applicable law, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Record Keeper. The Committee and the Record Keeper shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.3    ACKNOWLEDGEMENT. No designation or change in designation of a Beneficiary shall be effective until received and accepted by the Committee.

8.4    NO BENEFICIARY DESIGNATION. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Participant's estate.

8.5    DOUBT AS TO BENEFICIARY. If the Record Keeper has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee's satisfaction.

8.6    DISCHARGE OF OBLIGATION. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under the Plan with respect to the Participant, and that Participant's Participation Agreement shall terminate upon such full payment of benefits.

ARTICLE 9
MANAGEMENT AND ADMINISTRATION OF THIS PLAN
9.1    THE COMMITTEE.

9.1.1 The Committee shall be responsible for the management, operation and administration of the Plan, and for processing claims under Article 10 of this Plan. The Committee shall administer the Plan in accordance with its terms and shall have the discretion, power and authority to determine all questions arising in connection with the administration, interpretation and application of the Plan. Any such determination shall be conclusive and binding upon all persons. The Committee shall have all powers necessary or appropriate to accomplish its duties under the Plan. The Committee from time to time may employ others to render advice with regard to its responsibilities under this Plan and to perform services under this Plan, including the services contemplated to be performed by the Record Keeper. The Committee may also allocate its responsibilities to others and may exercise any other powers necessary for the discharge of its duties.

9.1.2 No member of the Committee will have any right to vote or decide upon any matter relating solely to such member under the Plan or to vote in any case in which such member’s individual right to claim any benefit under the Plan is particularly involved. In any case in which a Committee member is so disqualified to act and a majority of the remaining members cannot agree, the Company’s Board of Directors will appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which such member is disqualified.

9.2    INFORMATION FROM COMPANY. The Company and each Affiliate shall supply full and timely information to the Committee and the Record Keeper on all matters as may be required properly to administer the Plan. The Committee and the Record Keeper may rely upon the correctness of all such information as is so supplied and shall have no duty or responsibility to verify such information. The Committee and the Record Keeper shall also be entitled to rely conclusively upon all tables, valuations, certifications, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by or on behalf of the Company or the Committee with respect to the Plan.

9.3    INDEMNIFICATION. The Company, to the fullest extent permitted by applicable law, shall indemnify and hold harmless the members of the Committee, the Record Keeper and their respective employees, officers, directors, partners, agents, affiliates and representatives, from and against any and all claims, losses, liabilities, costs, damages and expenses (including without limitation reasonable attorneys' fees) arising from any action or failure to act with respect to this Plan on account of such party's services hereunder, except in the case of gross negligence or willful misconduct.

9.4    SECTION 409A COMPLIANCE. The Company intends that this Plan will be established, construed, administered and applied in compliance with all Section 409A Requirements, but in light of uncertainty with respect to such requirements and limits, the Company reserves the right to unilaterally interpret or amend the Plan and/or any Participation Agreement or Deferral Election Form without the consent of the Participants and to take any actions that may be appropriate to comply with the Section 409A Requirements.

ARTICLE 10
CLAIMS PROCEDURES

10.1    PRESENTATION OF CLAIM. A Participant or a Participant’s Beneficiary after a Participant’s death (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination under this Article with respect to the amounts distributable to such Claimant. The claim must state with particularity the determination desired by the Claimant. If the claim relates to disability benefits, the Committee shall ensure that all claims and appeals for disability benefits are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision.

10.2    NOTIFICATION OF DECISION. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. Notwithstanding the forgoing, if the claim relates to a Disability determination the decision shall be rendered within forty-five (45) days which may be extended up to an additional thirty (30) days if due to matters beyond the control of the Plan, the Committee needs additional time to process a claim, which may be further extended up to an additional thirty (30) days if due to matters beyond the control of the Plan, the Committee needs additional time to process a claim. The extension notice shall indicate the special circumstances requiring an extension of time, the date by which the Committee expects to render the benefit determination, the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information. The Committee shall notify the Claimant in writing either that the Claimant’s request has been allowed in full or denied in part or in full. In the case of an adverse benefit determination with respect to Disability benefits, on the basis of the Committee’s independent determination of the Participant’s disability status, the Committee will provide a notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-1(o)). If the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)    the specific reason(s) for the denial of the claim, or any part of it;
(ii)    specific reference(s) to pertinent provisions of this Plan upon which such denial was based;
(iii)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
(iv)    notice that the Claimant has a right to request a review of the claim denial and an explanation of the claim review procedure and the time limits applicable to such procedures set forth in Section 10.3 below;
(v)    a statement of the Claimant’s right to bring a civil action under ERISA §502(a) following an adverse benefit determination on review, and a description of any time limit that applies under the Plan for bringing such an action; and
(vi)     in addition, with respect to a claim that related to Disability benefits:
    (a)    a discussion of the decision, including an explanation or basis for disagreeing with or not following:
(1)    the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
(2)    the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and
(3)    a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration.
    (b)    if the adverse benefit determination is based on a medical necessity or experimental treatment or     similar exclusion or limit, either an explanation of the scientific or clinical judgment for the     determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a     statement that such explanation will be provided free of charge upon request;
    (c)    either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan     relied upon in making the adverse determination or, alternatively, a statement that such rules,     guidelines, protocols, standards or other similar criteria of the Plan do not exist; and
    (d)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable     access to, and copies of, all documents, records, and other information relevant to the Claimant’s     claim for benefits. Whether a document, record, or other information is relevant to a claim for     benefits shall be determined by Department of Labor Regulation Section 2560.503-1(m)(8).

10.3    REVIEW OF A DENIED CLAIM. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, (1ays in the case of a Disability claim) a Claimant (or the

Claimant’s duly authorized representative) may file with the Company a written request for a review of the denial of the claim. The Claimant (or the Claimant’s duly authorized representative):

10.3.1    may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

10.3.2    may submit written comments or other documents; and/or

10.3.3    may request a hearing, which the Company, in its sole discretion, may grant.

10.3.4    If the initial claim is for disability benefits, and the claim requires an independent determination by the Committee of a Participant’s Disability status, and the Committee denies the claim, in whole or in part, the Claimant shall have the opportunity for a full and fair review by the Committee of the denial, as follows:

    (i)    Prior to such review of the denied claim, the Claimant shall be given, free of charge, any new or additional evidence considered, relied upon, or generated by the Plan, insurer, or other person making the benefit determination in connection with the claim, or any new or additional rationale, as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided, to give the Claimant a reasonable opportunity to respond prior to that date.

    (ii)    The Committee shall respond in writing to such Claimant within forty-five (45) days after receiving the request for review. If the Committee determines that special circumstances require additional time for processing the claim, the Committee can extend the response period by an additional forty-five (45) days by notifying the Claimant in writing, prior to the end of the initial 45-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

    (iii)    The Claimant shall be given the opportunity to submit issues and written comments to the Committee, as well as to review and receive, without charge, all relevant (as defined in applicable ERISA regulations) documents, records and other information relating to the claim. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

    (iv)     In considering the review, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed by an individual or committee who did not make the initial determination that is subject of the appeal, nor by a subordinate of the individual who made the determination, and the review shall be made without deference to the initial adverse benefit determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Committee will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Committee obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon in making the adverse benefit determination), the Committee will identify such experts.

10.4    DECISION ON REVIEW. The review committee appointed by the Company shall render a decision on review promptly, and no later than sixty (60) days after the Company receives the Claimant’s written request for a review of the denial of the claim (45 days in the case of a Disability claim). If the Company determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period (45 days in the case of a Disability claim). The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the benefit determination. In rendering its decision, the Company shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. In the case of an adverse benefit determination with respect to disability benefits, on the basis of the Committee’s independent determination of the Participant’s disability status, the Committee will provide a notification in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-1(o)). The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

10.4.1    specific reasons for the decision;

10.4.2    specific reference(s) to the pertinent provisions of this Plan upon which the decision was based;

10.4.3    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

10.4.4     a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures;

10.4.5    a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) which shall describe any applicable contractual limitations period that applies to the Claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim;

10.4.6    a discussion of the decision, including an explanation of the basis for disagreeing with or not following:

    (i) the views presented by the Claimant of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

    (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

    (iii) a disability determination regarding the Claimant presented by the Claimant made by the Social Security Administration.

10.4.7    If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

10.4.8    Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.

10.5    FAILURE OF PLAN TO FOLLOW PROCEDURES. In the case of a claim for Disability benefits, if the Plan fails to strictly adhere to all the requirements of this claims procedure with respect to a disability claim, the Claimant is deemed to have exhausted the administrative remedies available under the Plan, and shall be entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim, except where the violation was: (a) de minimis; (b) non-prejudicial; (c) attributable to good cause or matters beyond the Plan’s control; (d) in the context of an ongoing good-faith exchange of information; and (e) not reflective of a pattern or practice of noncompliance. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its basis, if any, for asserting that the violation should not cause the administrative remedies to be deemed exhausted. If a court rejects the Claimant’s request for immediate review on the basis that the Plan met the standards for the exception, the claim shall be considered as re-filed on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.

ARTICLE 11
MISCELLANEOUS

11.1    TRUST. Except as set forth below, nothing contained in this Plan, nor any action taken pursuant to its provisions by any person, shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and any other person. Despite the foregoing, if the Company, pursuant to the Adoption Agreement or otherwise, elects to establish a grantor trust for the purpose of holding any assets intended to fund the payment of any benefits under this Plan, the Company shall have no obligation to make any contributions or deposits into such trust and all assets of such trust shall remain subject to the claims of the Company's creditors generally in the event of any insolvency or bankruptcy of the Company, and except as permitted under applicable Section 409A Requirements, no such assets shall be located outside of the United States of America. No trust or restriction shall be imposed on any assets intended to fund the payment of any benefits under this Plan as a result of any change in Company's financial health. The creation of any trust shall not relieve the Company of its obligations under this Plan.

11.2    NO RIGHT TO COMPANY ASSETS UNSECURED CLAIM. Payments to any Participant or Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company. No person shall have any interest in any such asset by virtue of any provision of this Plan. The Company's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have or acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.

In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of a Participant or any other property, to allow the Company to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein.

11.3    CAPTIONS. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.4    FURNISHING INFORMATION. Each Participant and his or her Beneficiary(ies) shall cooperate with the Committee and the Record Keeper by furnishing any and all information requested by the Committee or the Record Keeper and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

11.5    NO CONTRACT OF EMPLOYMENT. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon any Participant the right to continue to be employed by the Company or any Affiliate in his or her present capacity or in any capacity. It is expressly understood that this Plan relates to the payment of deferred compensation for each Participant's services, and is not intended to be an employment contract.

11.6    BENEFITS NOT TRANSFERABLE. No Participant or beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. No such amounts shall be subject to seizure by any creditor of any such Participant or Beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant or Beneficiary. Any such attempted assignment shall be void.

The interest in the benefits hereunder of a spouse of a Participant who predeceases the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

Notwithstanding the foregoing, to the extent necessary to comply with the terms of a "domestic relations order" (as defined in §414(p)(1)(B) of the Code) the Committee may cause all or a portion of a Participant's Account balance to be segregated into a sub-Account for the benefit of the Participant's spouse, child or other dependent identified in such order as the alternative payee and give such alternative payee (or their legal representative if such alternative payee is incompetent or a minor), as applicable (i) the same Notional Investment alternatives as are available to the Participant under the Plan with respect to such sub-Account until distributed, and (ii) the same distribution form and timing options as are available to the Participant under the Plan or an immediate lump sum payment, all as directed by the domestic relations order and subject to compliance with Code Section 409A Requirements.

11.7    SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of the Participant's employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

11.8    AMENDMENT AND TERMINATION. To the extent consistent with Section 409A Requirements, this Plan may be amended or terminated by the Company at any time, without notice to or consent of any person, pursuant to resolutions adopted by the Company. Any such amendment or termination shall take effect as of the date specified therein and, to the extent permitted by law and Section 409A Requirements, may have retroactive effect. However, no such amendment or termination shall reduce the vested balance then credited to the Participant's Account Balance under Article 4.

The Company and each Participating Employer reserve the right to terminate its participation in this Plan. Except as otherwise provided below, the termination of the Plan shall not affect the distribution provisions in effect for the Accounts maintained under the Plan, and all amounts deferred prior to the date of any such Plan termination shall continue to become due and payable in accordance with the distribution provisions in effect immediately prior to such Plan termination. Payment of the Account Balances may be accelerated upon Plan termination and liquidation of the Plan only in compliance with all Section 409A Requirements as then in effect. Section 409A regulations currently permits acceleration of distributions under the following circumstances:

11.8.1     Dissolution/Bankruptcy. The Plan may be terminated and liquidated within 12 months of a corporate dissolution taxed under Code §331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of:

(i)The calendar year in which the plan termination and liquidation occurs

(ii)The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)The first calendar year in which the payment is administratively practicable.

11.8.2     Change in Control. The Plan may be terminated and liquidated pursuant to irrevocable action taken by the Company within the 30 days preceding or the 12 months following a change in control event (as defined in Treasury Regulation §1.409A-3(i)(5)). For purposes of this subsection, an arrangement will be treated as terminated only if all substantially similar agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2) are terminated and liquidated with respect to each participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

11.8.3Termination of All Plans. The Plan may be terminated and liquidated at any time provided that:

(i)The termination and liquidation does not occur proximate to a downturn in the financial health of the Company or applicable Participating Employer.
(ii)All agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangement under Treasury Regulation §1.409A-1(c) if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;
(iii)No payments are made other than payments that would be payable under the terms of the plans if the termination and liquidation had not occurred are made within 12 months of the termination date;
(iv)All payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the plan; and
(v)The Company does not adopt a new arrangement that would be aggregated with the plan under Treasury Regulation §1.409A-1(c) provision for the deferral of compensation at any time within 3 years following the date of termination of the Plan.

11.9    NOTICE. Either the Committee or the Record Keeper may specify that any election, form, designation, agreement or communication by a Participant under the Plan shall be made or submitted online at a site on the World Wide Web designated for such purpose, or by other reasonable electronic means. Subject to the foregoing, any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed, if to the Company or the Committee, to the Company Address set forth in the Adoption Agreement, and if to the Record Keeper, to the Record Keeper Address set forth in the Adoption Agreement, and if to any Participant, to such Participant's address most recently submitted by him or her to the Record Keeper (and in the absence of such submission, as most recently appearing on the records of the Company). The date of such mailing shall be deemed the date of notice, consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

11.10    FACILITY OF PAYMENT. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Record Keeper, the Company and the Plan from further liability on account thereof.

11.11    GOVERNING LAW. The Plan and the right and obligations of all persons hereunder shall be governed by and construed in accordance with the laws of the state set forth in the Adoption Agreement, other than its laws regarding choice of law, to the extent that such state law is not preempted by federal law.